Exhibit 10.27

November 4, 2021

Michael A. Gesser

[Address]

[City, State, Zip Code]

Dear Michael:

I am pleased to confirm your employment as Chief Financial Officer reporting to Ron Cohen, President & CEO.

The terms of the offer are as follows:

1.	The salary is $450,000.00 per annum, payable semi-monthly on the 15th and the last business day of the month. The semi-monthly rate is $18,750.00.

2.	Your start date is November 8, 2021.

3.	As of the start date, you will be eligible to participate in Acorda’s benefit plans, flexible spending accounts and the Company’s 401(k) Plan.

4.	You will be reimbursed for reasonable expenses incurred with your travel to Ardsley including hotel and car rental.

5.

For 2021, you are entitled to all Company paid holidays, including the week the Company is closed between Christmas and New Year’s and 2 floating holidays.  Starting January 1, 2022, you will be eligible for 15 days of paid time off (PTO), all Company-paid holidays, including the week the Company is closed between Christmas and New Year’s and floating holidays as determined by the 2022 holiday schedule.

6.

You will receive a base grant of 85,000 options of Acorda common stock, vesting over four years.  In accordance with the Company’s standard option grant procedures, the first 25% of your options will vest at the end of your first 12 months of employment, and the remaining 75% will vest on a quarterly basis over the remaining three years, subject to continued employment.  The grant date will be determined as of your start date. The strike price will be the market price of the stock at the close of business on the date of grant.  Stock options are subject to the additional terms and conditions of the Acorda Option Certificate approved by the Board.

7.

In addition to a year-end performance review, you will be eligible to participate in the Company’s Merit Increase Program, Annual Cash Bonus Program and Acorda’s Equity Program. Your Annual Cash Bonus Program target is fifty percent (50%) of base salary and is based on the Company’s performance against the Corporate Goals and individual/team performance against goals established for that bonus year.  Bonus targets include a possible range of zero and can exceed 100% for an individual goal or in aggregate. Eighty percent (80%) of your target is attributed to Company performance and twenty percent (20%) is attributed to individual performance.  The Annual Cash Bonus Program and the Acorda Equity Program are subject to approval by the Board of Directors.

8.	Within the first thirty days of employment, the Company will enter into an employment agreement with you as approved by the Board.

9.

To comply with INS regulations, please bring with you on your first day of work, proof verifying your right to work in the United States.  Some examples are passport, driver’s license and Social Security card, or certificate of citizenship, etc.

10.

If you accept employment with the Company, you also certify that the information that you have provided the Company in connection with your submission for employment is true and complete.  You understand that if you provided false or misleading information to the Company during the course of the interview or application process it may result in disciplinary action up to and including termination of your employment at any time.

11.

By accepting this offer, you represent that you are not a party to any employment agreement that would interfere with your employment with Acorda Therapeutics, Inc.  If you are a party to any agreement that contains any restrictive provisions (confidentiality, non-compete, or otherwise) that potentially interfere with your employment with Acorda, you must notify me of those agreements and the relevant provisions, and to the extent possible, submit copies of the agreements. This offer is contingent upon a review of these agreements prior to your starting date so that Acorda can make an independent determination for its own purposes (and not to be considered advice to you) regarding the legal restraints in these agreements and whether they prohibit your employment with Acorda.

12.

This letter is not intended, nor should it be considered, as an employment contract for a definite or indefinite period.  Once employed, you will be an employee at will.  This letter also constitutes the understanding between us with respect to our offer of employment, and replaces and supersedes any previous understandings or arrangements.

Michael, we are delighted to extend this offer to you.

If you are in agreement with the terms outlined above, please sign this letter and return it at your earliest convenience to me by email at [email address].

Should you have any questions regarding any of the above or any other matter, please feel free to reach out to me at [phone number].

Sincerely,

/s/Denise J. Duca

Denise J. Duca

Executive Vice President – Human Resources

CC: Ron Cohen, President & CEO

Accepted:

/s/Michael Gesser11/4/2021

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